Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Coates International, Ltd.

As independent public accountants, we hereby consent to the inclusion in Amendment No. 1 to the Registration Statement previously filed on Form 10-SB12G for Coates International, Ltd. to be filed with the Commission on or about January 23-24, 2002, of our report dated February 13, 2001, except for Note 14 thereof, as to which the date is January 3, 2002, on the restated consolidated financial statements of Coates International, Ltd. for the fiscal years ended December 31, 2000 and 1999 and to all references to our Firm included in this Amendment No. 1 to the Registration Statement.


/s/ Rosenberg Rich Baker Berman & Company
Rosenberg Rich Baker Berman & Company
Bridgewater, New Jersey
January 23, 2002



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